Press Release                                   Source: Shumate Industries, Inc.

 Shumate Industries Announces Closing of $2.25 million Equity Private Placement

CONROE, Texas--(BUSINESS WIRE)--February 23, 2006--Shumate Industries, Inc. (OTCBB:SHMT - News), a Texas-based, energy field services company, announced today that it has raised $2.25 million in new equity capital in a private placement of 3,750,000 shares of its common stock. The transaction, which included $250,000 from a lead investor closing in December 2005, had its final closing on February 22, 2006. First Montauk Securities Corporation, an NASD member firm, acted as selling agent.

Commenting on the company's new capital injection, Matthew Flemming CFO stated, "The originally targeted amount of $1.5 million was raised to $2.25 million based on strong investor interest in our technology-oriented energy services company. We intend to use this capital for the launch our new Hemiwedge(R) valve technology, working capital, and general corporate purposes."

The company's total outstanding common shares after the offering are approximately 15,449,500. First Montauk received a cash commission and warrants to purchase up to 250,000 of the company's common shares for its services within this offering. In connection with this offering, the company agreed to file a registration statement for the resale of these shares and the shares underlying the First Montauk warrants on form SB-2 with the SEC no later than April 30, 2006. Please see the company's current report on Form 8-K filed on December 6, 2005 with the SEC referencing the lead investor's closing and the most recent current report on Form 8-K filed on February 23, 2006 with the SEC for additional details.

Additionally, Shumate Industries' senior lender agreed to forgive approximately $2.0 million of its $5.6 million term loan as an incentive to attract this equity. The restated term loan, to be amended this quarter, will have a revised principal balance of approximately $3.6 million and an interest rate of prime rate plus 2%. The debt forgiveness will generate a non-cash gain of approximately $2.0 million, before operations, on the company's income statement within its first quarter 2006 financial statements. Management estimates the reduced amount of the term note will save the company approximately $180,000 in annual cash flow from reduced interest expense.

About Shumate Industries, Inc.


Shumate Industries, Inc. is a Texas-based, energy field services company that incorporates new technologies to bring products to market leveraging its existing infrastructure, expertise and customer channels. The Company operates through two wholly owned subsidiaries: Shumate Machine Works, a contract machining and manufacturing division, and Hemiwedge Valve Corporation, a new division formed to launch a proprietary new technology in a valve product line targeting energy flow control applications.


The diverse line of products that Shumate Machine Works manufactures for its customers includes expandable tubular launchers and liner hangers for oil & gas field service applications, blow-out preventors, top drive assemblies, directional drilling products, natural gas measurement equipment, control & check valves and sub-sea control equipment used in energy field service.


The Company's proprietary Hemiwedge(R) Valve product line includes quarter-turn metal seated valves with bore sizes ranging from two inches in diameter through eight inches with custom sizes up to twenty-four inches with ANSI and API certifications and multiple pressure classes. The new design substantially reduces run torque reducing valve actuation costs. The Company believes that its top-entry, cartridge replacement design, where all the internal parts of the valve are self-contained and pre-certified, will substantially reduce field maintenance costs and costly downtime during valve maintenance.

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Today, the Company's customers include Baker Hughes, BJ Services Company, Canrig
Drilling Technology, a Nabors Industries company, FMC Technologies, Halliburton Energy Services, National Oil Well (NOW), Oceaneering Intervention Engineering, R&M Energy Systems, Shell Development, Smith International, Texas Oil Tools, a NOW company, Tesco Services and Weatherford International.


Shumate Industries employs approximately 45 people at two plants in Conroe, Texas, north of Houston which total 85,000 square feet. The Company's executive offices are located at 12060 FM 3083, Conroe, Texas 77301. The Company's telephone number is 936-539-9533 and its Internet address is www.shumateinc.com.


Forward-Looking Statements


This document contains discussion of items that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ from expectations include, but are not limited to, customer concentration risk, debt service requirements, difficulties in consolidating the operations of the Company's operating subsidiaries, difficulties in accelerating internal sales growth, volatility of the energy business and its effects on the Company's business, difficulties in new technology acceptance within the energy industry, restrictive covenants in our existing credit facilities, fluctuations in metals prices, general economic conditions in markets in which we do business, extensive environmental and workplace regulation by federal and state agencies and other general risks related to its common stock, and other uncertainties and business issues that are detailed in its filings with the Securities and Exchange Commission. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements.


Contact:
Shumate Industries, Inc., Conroe
Matthew Flemming, 936-539-9533
or
Friedland Investment Events LLC
Jesse Blum, 866-356-0651
www.friedlandinvestmentevents.com
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Source: Shumate Industries, Inc.